Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110149, 333-128151, and 333-174450 on Form S-8 and Registration Statement No. 333-160395 on Form S-4 of our reports dated February 23, 2023 relating to the consolidated financial statements of LKQ Corporation and subsidiaries, and the effectiveness of LKQ Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 23, 2023